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                     April 12, 2023

       Daniel Yong Zhang
       Chairman and Chief Executive Officer
       Alibaba Group Holding Ltd
       26/F Tower One, Times Square
       1 Matheson Street, Causeway Bay
       Hong Kong

                                                        Re: Alibaba Group
Holding Ltd
                                                            Form 20-F for
Fiscal Year Ended March 31, 2022
                                                            Filed July 26, 2022
                                                            File No. 001-36614

       Dear Daniel Yong Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Daniel Fertig